EXHIBIT 10.25

AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is effective as of February 4, 2010 and amends the July 23, 2008 Amended and Restated Employment Agreement (the “Agreement”) by and between FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (the “Company”), and PETER T. SADOWSKI (the “Employee”) as follows:

1.    Excise Taxes. Section 10 of the Agreement is replaced in its entirety with the following:

“Excise Taxes. If any payments or benefits paid or provided or to be paid or provided to the Employee or for Employee's benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a "Payment" and, collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee may elect for such Payments to be reduced to one dollar less than the amount that would constitute a “parachute payment” under Section 280G of the Code (the “Scaled Back Amount”). Any such election must be in writing and delivered to the Company within thirty (30) days after the Date of Termination. If Employee does not elect to have Payments reduced to the Scaled Back Amount, Employee shall be responsible for payment of any Excise Tax resulting from the Payments and Employee shall not be entitled to a gross-up payment under this Agreement or any other for such Excise Tax. If the Payments are to be reduced, they shall be reduced in the following order of priority: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits. To the extent there is a question as to which Payments within any of the foregoing categories are to be reduced first, the Payments that will produce the greatest present value reduction in the Payments with the least reduction in economic value provided to Employee shall be reduced first.”

2.    Definitions and Conflicts. All terms not specifically defined in this Amendment shall have the same meaning as in the Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

IN WITNESS WHEREOF the parties have executed this Amendment to be effective as of the date first set forth above.

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Michael L. Gravelle
Its:	Executive Vice President, General Counsel, Corporate Secretary
Peter T. Sadowski
/s/ Peter T. Sadowski